                                                                     EXHIBIT 8.1



                               FORM OF OPINION OF
                  NELSON MULLINS RILEY & SCARBOROUGH, L.L.P.




                                June _____, 1996




To the Board of Directors
PCS Development Corporation
15 South Main Street
Suite 810
Greenville, South Carolina 29601


Ladies and Gentlemen:

We are acting as counsel to PCS Development Corporation, a Delaware corporation, (the "Company") in connection with its registration statement on Form S-1, as amended (the "Registration Statement") filed with the Securities and Exchange Commission relating to the proposed public offering of Units, consisting of Senior Discount Notes due 2006 (the "Notes") and Warrants to purchase shares of Class B Common Stock of the Company, all of which Units are to be sold by the Underwriters (the "Warrants"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of
Item 601(b)(8) of Regulation S-K, 17 C.F.R. Section 229.601(b)(8), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined an executed copy of the Registration Statement. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us, and the conformity with the original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Internal Revenue Code of 1986, as amended, its legislative history, judicial authority, current administrative rulings and practice, and existing and proposed Treasury Regulations, including regulations concerning the treatment of debt instruments issued with original issue discount, all as in effect and existing on the date hereof (collectively, "federal tax laws"). We express no opinion herein as to any other laws, statutes, regulations, or ordinances.

To the Board of Directors
PCS Development Corporation
June _____, 1996
Page Two



Based upon, subject to and limited by the foregoing, we are of the opinion that the information in the prospectus constituting a part of the Registration Statement under the caption "Certain Federal Income Tax Considerations", to the extent that such information constitutes matters of law or legal conclusions or purports to describe certain provisions of the federal tax laws, has been reviewed by us and is a correct summary in all material respects of the matters discussed therein.

We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                   NELSON MULLINS RILEY & SCARBOROUGH, L.L.P.



                   By:____________________________________